Exhibit 99.1

Valley Financial Corporation▲
               ____________________________________________________________________________

FOR RELEASE 4:00 p.m. October 16, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION EXITS TARP

ROANOKE, VIRGINIA (October 16, 2013) – Valley Financial Corporation (NASDAQ: VYFC), the holding company for Valley Bank, announced today that the Company has redeemed the remaining $9,619,000 of its original $16,019,000 of TARP preferred stock currently held by the U.S. Treasury (“Treasury”).  During the past twelve months, the Company had already redeemed $6,400,000 of the preferred stock from retained earnings. Earlier today the Company paid a total of $9,700,494.31 to Treasury to redeem in full the outstanding preferred stock and the related accrued dividends.  As a result, Treasury no longer owns any preferred shares in the Company.

The completion of this redemption was preceded by the issuance of an $11,000,000 subordinated note (the “Note”) on October 15, 2013.  The Note has a maturity date of October 15, 2023 with principal and interest payments due monthly.  The Note bears interest at a variable rate of 30-day LIBOR plus 5.00% per annum, with a floor of 5.50% and a cap of 9.50%.  Based on the current 30-day LIBOR rate, the Note bears interest at the floor rate of 5.50%.  The floor rate of 5.50% equates to an effective interest rate, assuming a 30% effective tax benefit, of 3.85%.  This effective interest rate is 115 basis points less than the current preferred dividend rate of 5.00%, which is an after tax payment.   The cap rate of 9.50% equates to an effective interest rate, after tax, of 6.65%, which is 235 basis points less than the preferred dividend rate of 9.00% that would have gone into effect in December 2013.   The Note is not convertible into common stock or preferred stock.  The Note is an unsecured, subordinated obligation of the Company and ranks junior in right of payment to the Company’s senior indebtedness and to the Company’s obligations to its general creditors. The Company expects to use the additional proceeds from the Note for general corporate purposes, which may include the repurchase of the outstanding warrant from Treasury.

Ellis L. Gutshall, President and CEO, stated “Our exit from TARP is the result of the dedication and commitment of our directors and employees and is indicative of the strong operating performance and capital position of the Company.  We have successfully redeemed in less than five years the aggregate investment the U.S. Treasury made in our Company without creating a dilutive impact to our shareholders.”  Gutshall further commented, “We look forward to further strengthening our customer relationships and enhancing the value of our shareholders’ investment in Valley Financial Corporation.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s ninth full service office located at The Kroger Center at Bonsack off route 460 in East Roanoke County is expected to open November 1, 2013.  The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Forward Looking Statements
Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.